EXHIBIT 99.1

                                      THOR
                                   ----------
                                INDUSTRIES, INC.

      419 WEST PIKE STREET * P.O. BOX 629 * JACKSON CENTER, OHIO 45334-0629
                      PHONE 937-596-6849 * FAX 937-596-6539

                              N E W S R E L E A S E


Date:           October 31, 2001
Contact:        Wade F. B. Thompson or Peter B. Orthwein

                      THOR TO PURCHASE KEYSTONE RV COMPANY.
                      -------------------------------------
         COMBINATION WILL MAKE THOR LARGEST TRAVEL TRAILER MANUFACTURER
         --------------------------------------------------------------

Thor Industries, Inc. (NYSE:THO) announced today that it has reached an agreement to acquire Keystone RV Company, Goshen, IN., the fastest growing company in the recreation vehicle industry, for approximately $145 million. The price will be paid 55% in cash and 45% in Thor common stock.

The combined company will have sales of approximately $1.2 billion and will make Thor the largest manufacturer of travel trailers and fifth wheels, a major manufacturer of motorhomes, and the largest builder of small and mid-sized buses.

Keystone, founded by H. Coleman Davis III in 1996, builds travel trailers and fifth wheels and is expected to have sales in 2001 of approximately $380 million, up from $246 million last year. Mr. Davis will continue as president of Keystone and Keystone's entire management team will continue with the company.

"Keystone has a very strong management team which accounts for its extraordinary success over the past 6 years," said Wade F.B. Thompson, Thor chairman. "There are many opportunities for purchasing and other synergies between the companies. Despite RV industry shipments being down 16% this year, Keystone sales are up 65% through September," he added.

"We look forward to being a key part of Thor's continuing growth," said Mr. Davis. "The merger creates the #1 company in travel trailers and fifth wheels with 25% of the market. Thor has the best long-term record in the RV industry. It is the only public RV company that has been profitable every year since its founding in 1980 and it provides Keystone with the resources to continue our aggressive growth strategy," he added.

The transaction is expected to close by November 9, 2001 and is subject to customary conditions.


This release includes "forward-looking statements" that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company's expectations. Factors which could cause materially different results include, among others, the completion of the transaction, future financial performance, cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company's filings with the Securities and Exchange Commission. The "forward-looking statements" represent the judgement of Thor's management as of the date of this release and Thor disclaims any intent or obligation to update any "forward-looking statements".